Exhibit 3.1
Amended and Restated
Certificate of Incorporation
of
Centrue Financial Corporation
ARTICLE I
     The name of the Corporation is Centrue Financial Corporation.
ARTICLE II
     The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, in the County of New Castle. The name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware, as amended from time to time.
ARTICLE IV
     The total number of shares of capital stock which the corporation shall have authority to issue is 15,000,000 shares of Common Stock, par value $1.00 per share, and 200,000 shares of Preferred Stock, no par value per share.
     The Board of Directors is expressly authorized to adopt, from time to time, a resolution or resolutions providing for the issue of one or more series of Preferred Stock, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors. Attached as Exhibit 1 is a Certificate of Designation of Series A Convertible Preferred Stock of the Corporation and attached as Exhibit 2 is a Certificate of Designation of Series B Convertible Preferred Stock of the Corporation.
     Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock, or otherwise, which are unclaimed by the stockholder entitled thereto for a period of six years after the close of business on the payment date, shall be and be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositaries shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

ARTICLE V
     Intentionally omitted.
ARTICLE VI
     In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:
(i)	to exercise all such powers and do all such acts as may be exercised or done by the corporation, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the bylaws of the corporation, and

(ii)	to make, alter or repeal any bylaws of the corporation pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption)(the “Whole Board”).
ARTICLE VII
     A director of the corporation shall not in the absence of fraud be disqualified by his office from dealing or contracting with the corporation either as a vendor, purchaser or otherwise, nor in the absence of fraud shall a director of the corporation be liable to account to the corporation for any profit realized by him from or through any transaction or contract of the corporation by reason of the fact that he, or any firm of which he is a member, or any corporation of which he is an officer, director or stockholder, was interested in such transaction or contract if such transaction or contract has bean authorized, approved or ratified in the manner provided in the General Corporation Law of Delaware for authorization, approval or ratification of transactions or contracts between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest.
ARTICLE VIII
     The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of Delaware, as amended from time to time, indemnify all persons who it may indemnify pursuant thereto.

ARTICLE IX
     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provision of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors, or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all stockholders or class of stockholders of this corporation, as the case may be, and also on this corporation.
ARTICLE X
     The number of directors of the corporation shall be fifteen, or such other number as may be determined from time to time by the affirmative vote of the holders of at least seventy percent (70%) of all shares of the corporation than entitled to vote in the election of directors, considered for this purpose as one class, or pursuant to a resolution adopted by at least two-thirds of the Whole Board (immediately prior to such proposed change).
     Elections of directors need not be by written ballot unless the bylaws of the corporation so provide.
     The directors, other than those who may be elected by the holders of any class or series of stock having preference over the common stock as to dividends or upon liquidation, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, as shall ha provided in the manner specified in the bylaws, each class to hold office initially for a term expiring at the annual meeting of stockholders held in the third year following the year of their election, with the members of each class to hold office until their successors are elected and qualified. At each annual meeting of the stockholders of the corporation, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
     Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though lass than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
     Subject to the rights of any class or series of stock having preference over the common stock as to dividends or upon liquidation to elect directors under specified circumstances, a director may be removed from office only for cause and only by the affirmative vote of the holders of seventy percent (70%) of all shares of stock of the corporation then entitled to vote in the election of directors, considered for this purpose as a single class.
ARTICLE XI
     Except as otherwise expressly provided in this Article XI, the affirmative vote of the holders of seventy percent (70%) of all shares of stock of the corporation then entitled to vote in the election of directors, considered for this purpose as one class, shall be required for any one of the following actions:
(i)	for the adoption of any amendment, alteration, change or repeal of Articles VI, X or XI of this Certificate of Incorporation;

(ii)	for the adoption of any agreement for the merger or consolidation of the corporation with or into any other corporation;

(iii)	to authorize any sale, lease or exchange of all or substantially all of the assets of the corporation; or

(iv)	to authorize the dissolution of the corporation.
     The above voting requirement shall not be applicable to any one of the foregoing actions and any such action shall only require the affirmative vote of the holders of a simple majority of all shares of stock of the corporation then entitled to vote in the election of directors, considered for this purpose as one class, if the action shall have been approved at any time prior to its consummation by resolution adopted by no less than two-thirds of the Whole Board.
     The provisions of this Article XI shall not be applicable to any merger or consolidation of this corporation with or into any other corporation of which this corporation is the owner of at least 80% of the outstanding shares of each class of stock.

ARTICLE XII
     Any action required or permitted to be taken by the holders of capital stock of the corporation must be effected at a duly called annual or special meeting of holders of capital stock of the corporation and may not be effected by any consent in writing by such holders.
ARTICLE XIII
     No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty by such directors as a director; provided, however, that this Articles XIII shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article XIII shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.
ARTICLE XIV
     The corporation reserves the right to emend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted to this reservation.

EXHIBIT 1
CERTIFICATE OF DESIGNATION
OF
SERIES A CONVERTIBLE PREFERRED STOCK
OF
UNIONBANCORP, INC.
     1. ISSUANCE. The board of directors (the “Board”) of UnionBancorp, Inc., a Delaware corporation (the “Company”), has designated 2,765 shares of the Company’s authorized and unissued preferred stock as “Series A Convertible Preferred Stock,” has authorized such shares for issuance at a price of $1,000 per share (the “Series A Preferred Stock”) and has determined that no further shares of Series A Preferred Stock shall be issued.
     2. DIVIDENDS.
          (a) The holders of record of the then outstanding shares of Series A Preferred Stock shall be entitled to receive when, as and if declared by the Board out of any funds legally available therefor, cumulative dividends at the annual rate of $75.00 per share payable in four equal cash payments on the 20th day (or if not a business day, as defined below, on the next business day thereafter) of April, July, October and January commencing October, 1996, provided, however, that any such quarterly cash payment shall be prorated with respect to any shares of Series A Preferred Stock that were outstanding less than the total number of days in the calendar quarter immediately preceding any such payment date. The amount of any such prorated cash payment shall be computed on the basis of the actual number of days in any calendar quarter during which such shares of Series A Preferred Stock were outstanding. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 and not more than 60 days preceding the dividend payment date, as shall be fixed by the Board. No dividends, other than those payable solely in the Company’s common stock, $1.00 par value (“Common Stock”), shall be paid during any fiscal year of the Company with respect to shares of Common Stock or any other security issued by the Company, except for outstanding shares of the Company’s Series B Preferred Stock (the “Series B Preferred Stock”), until dividends in the total amount of $75.00 per share on Series A Preferred Stock shall have been paid. Such dividends shall accrue on each share of Series A Preferred Stock from the date of issuance and from day to day thereafter, whether or not earned or declared. Notwithstanding the foregoing, such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency for any prior year and the amount owed in the current year shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the shares of Common Stock. A “business day” shall be deemed to be any day when trading of securities occurs on the New York Stock Exchange.
          (b) Unless full dividends on Series A Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: no dividend whatsoever whether in cash, securities or other property (other than a dividend payable solely in shares of Common Stock) shall be paid or declared and set aside for payment, and no distribution shall be made, on any shares of Common Stock or other class of preferred stock authorized after the date hereof except for the Series B Preferred Stock; and no shares of Common Stock or other class of preferred stock authorized after the date hereof, except the Series B Preferred Stock, shall be purchased, redeemed or otherwise acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock.
          (c) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (b) of this Section 2, purchase or otherwise acquire such shares at such time and such manner.
     3. CONVERSION. The holders of Series A Preferred Stock shall have the following conversion rights (the “Conversion Rights”) and be subject to the following provisions with respect to the conversion of the shares of Series A Preferred Stock:
          (a) RIGHT TO CONVERT. The shares of Series A Preferred Stock shall be convertible at the holder’s option into the number of fully paid and nonassessable shares of Common Stock that is calculated in accordance with the terms of this Section 3. Unless earlier permitted by the Company, the outstanding shares of Series A Preferred Stock are convertible at the holder’s option after the fourth anniversary of the date of issuance. The number of shares of Common Stock into which the outstanding Series A Preferred Stock is convertible shall be determined for all purposes on the first date such shares of Series A Preferred Stock become convertible (referred to as the “Determination Date”). Notwithstanding the occurrence of the Determination Date for any outstanding shares of Series A Preferred Stock, the holder of such shares may continue to hold these shares of Series A Preferred Stock and may at any time thereafter, subject to the provisions of this Section 3, convert those shares into Common Stock.
          (b) CONVERSION PRICE. The Conversion Price shall be equal to 1.075 times the per share book value of Common Stock, computed in accordance with generally accepted accounting principles, as of the end of the month immediately prior to the Determination Date. Each share of Series A Preferred Stock shall be convertible into the number of shares of Common Stock that results from dividing $1,000 by the Conversion Price.

          (c) MECHANICS OF VOLUNTARY CONVERSION; UNPAID DIVIDENDS.
               (i) Before any holder of shares of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent of Series A Preferred Stock or Common Stock, with a written notice that he elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted and the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Except as otherwise expressly provided for herein, the date the Company receives such surrendered certificates and written notice shall be deemed to be the Conversion Date. Thereupon the Company shall promptly issue and deliver at such office to such holder of shares of Series A Preferred Stock or to the nominee or nominees of such holder a certificate or certificates representing: the number of shares of Common Stock to which he shall be entitled; and any shares of Series A Preferred Stock that were represented by any certificate surrendered as required by the provisions of this paragraph, but which were not converted and which he continues to own.
               (ii) Such conversion shall be deemed to have been made immediately prior to the close of business on the Conversion Date and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. A holder of shares of Series A Preferred Stock who surrenders shares of Series A Preferred Stock for conversion shall be entitled to receive from the Company on the date of such surrender an amount in cash equal to the accrued dividends on such surrendered shares of Series A Preferred Stock through such Conversion Date, less the aggregate amount of dividends which would have accrued since the last dividend payment date for Series A Preferred Stock on the number of shares of the Common Stock into which such shares of Series A Preferred Stock are converted if dividends on such shares of Common Stock accrued at an annual rate based upon the dividends paid by the Company on the Common Stock for the most recently ended fiscal period for which Common Stock dividends were paid, but any future dividends with respect to the surrendered shares of Series A Preferred Stock shall cease to accrue after such surrender and all rights with respect to such shares shall forthwith after such surrender terminate.
          (d) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time or from time to time after the Issuance Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had their Series A Preferred Stock been converted into Common Stock on the date of such event and had thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period giving application to all adjustments called for during such period under this paragraph 3 with respect to the rights of the holders of Series A Preferred Stock.

          (e) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE OR SUBSTITUTION. If the shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than an event provided for elsewhere in this paragraph 3), then and in each such event the holder of each share of Series A Preferred Stock shall have the right thereafter to convert such share into the kind and amounts of shares of stock and other securities and property receivable upon such reorganization, reclassification or other change, by holders of the number of shares of Common Stock into which such shares of Series A Preferred Stock might have been converted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.
          (f) REORGANIZATION, MERGERS, CONSOLIDATIONS OR SALES OF ASSETS. If at a any time or from time to time there shall be a capital reorganization of the Common Stock (other than an event provided for elsewhere in this paragraph 3) or a merger, consolidation or statutory exchange of securities of the Company with or into another corporation, or the sale of all or substantially all the Company’s properties and assets to any other person, then, as a part of such reorganization, merger, consolidation or sale, provision shall be made so that the holders of Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the shares of Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such merger or consolidation or sale, to which a holder of that number of shares of Common Stock deliverable upon conversion of the shares of Series A Preferred Stock would have been entitled on such capital reorganization, merger, consolidation or sale. In any such case, appropriate adjustment shall be made in the application of the provisions of this paragraph 3 with respect to the rights of the holders of Series A Preferred Stock after the reorganization, merger, consolidation or sale to the end that the provisions of this paragraph 3 (including, if necessary, adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the shares of Series A Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable. The foregoing provisions shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.
          (g) SALE OF SHARES BELOW CONVERSION PRICE.
               (i) If at any time or from time to time after the Issuance Date, the Company shall issue or sell Additional Shares of Common Stock (as hereinafter defined), other than as a dividend as provided in paragraph 3(e) above, for a consideration per share less than the then existing Conversion Price for Series A Preferred Stock (or, if an adjusted Conversion Price shall be in effect by reason of a previous adjustment, then less than such adjusted Conversion Price), then and in each case the then applicable Conversion Price for Series A Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price by a fraction, the numerator of which shall be the sum of: the number of shares of Common Stock outstanding immediately prior to such issue or sale; plus the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at the Conversion Price, and the denominator of which shall be the sum of: (X) the number of shares of Common Stock outstanding immediately prior to such issue or sale; plus (Y) the number of such Additional Shares of Common Stock so issued.
               (ii) For the purpose of making any adjustment in the Conversion Price or number of shares of Common Stock purchasable on the conversion of the shares of Series A Preferred Stock as provided above, the consideration received by the Company for any issue or sale of securities shall:
                    (A) to the extent it consists of cash, be computed at the net amount of cash received by the Company after deduction of any underwriting or similar commissions, concessions or compensation paid or allowed by the Company in connection with such issue or sale;
                    (B) to the extent it consists of services or property other than cash, be computed at the fair value of such services or property as determined in good faith by the Board; and
                    (C) if Additional Shares of Common Stock, Convertible Securities (as defined below), or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Company for a consideration that covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.
               (iii) For the purpose of the adjustment provided in subparagraph (i) of this paragraph 3(g), if at any time or from time to time after the Issuance Date the Company shall issue any rights or options for the purchase of, or stock or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being referred to as “Convertible Securities”), then, in each case, if the Effective Price (as defined below) of such rights, options or Convertible Securities shall be less than the then existing Conversion Price for Series A Preferred Stock, the Company shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Company for the rights or options or Convertible Securities, plus, in the case of such options or rights, the minimum amounts of consideration, if any, payable to the Company upon exercise or conversion of such options or rights. For purposes of the foregoing, “Effective Price” shall mean the quotient determined by dividing the total of all such consideration by such maximum number of Additional Shares of Common

Stock. No further adjustment of the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be made as a result of the actual issuance of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price that would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Company upon such exercise, plus the consideration, if any, actually received by the Company for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted plus the consideration, if any, actually received by the Company on the conversion of such Convertible Securities.
               (iv) For the purpose of the adjustment provided for in subparagraph (i) of this paragraph 3(g), if at any time or from time to time after the Issuance Date the Company shall issue any rights or options for the purchase of Convertible Securities, then, in each such case, if the Effective Price thereof is less than the current Conversion Price, the Company shall be deemed to have issued at the time of the issuance of such rights or options the maximum number of Additional Shares of Common Stock issuable upon conversion of the total amount of Convertible Securities covered by such rights or options and to have received as consideration for the issuance of such Additional Shares of Common Stock an amount equal to the amount of consideration, if any, received by the Company for the issuance of such rights or options, plus the minimum amounts of consideration, if any, payable to the Company upon the conversion of such Convertible Securities. For purposes of the foregoing, “Effective Price” shall mean the quotient determined by dividing the total amount of such consideration by such maximum number of Additional Shares of Common Stock. No further adjustment of such Conversion Price adjusted upon the issuance of such rights or options shall be made as a result of the actual issuance of the Convertible Securities upon the exercise of such rights or options or upon the actual issuance of Additional Shares of Common Stock upon the conversion of such Convertible Securities. The provisions of subparagraph (iii) of this paragraph 3(h) for the readjustment of such Conversion Price upon the expiration of rights or options or the rights of conversion of Convertible Securities, shall apply mutatis mutandis to the rights, options and Convertible Securities referred to in this subparagraph (iv).
          (h) DEFINITION OF ADDITIONAL SHARES. The term “Additional Shares of Common Stock” as used herein shall mean all shares of Common Stock issued or deemed issued by the Company after the Issuance Date, whether or not subsequently reacquired or retired by the Company, other than: shares of Common Stock issued upon conversion of the shares of Series A Preferred Stock; any shares of Common Stock (as adjusted for all stock dividends, stock splits, subdivisions and combinations) issued to employees, officers, directors, consultants or other persons performing services for the Company (if so issued solely because of any such person’s status as an officer, director, employee, consultant or other person performing services for the Company and not as part of any general offering of the Company’s securities) pursuant to any stock option plan, stock purchase plan or management incentive plan, agreement or arrangement approved by the Board; and (iii) any shares of Common Stock issued by the Company as full or partial consideration by the Company in connection with a merger, consolidation, purchase of assets or other transaction resulting in the acquisition by the Company of greater than 25% of the voting securities of any other corporation, financial institution or other entity, provided that the Common Stock used in such transaction is valued for purposes thereof at not less than its then book value.
          (i) ACCOUNTANTS’ CERTIFICATE OF ADJUSTMENT. In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of the shares of Series A Preferred Stock, the Company, at its expense, shall cause independent certified public accountants of recognized standing selected by the Company (who may be the independent certified public accountants then auditing the books of the Company) to compute such adjustment or readjustment in accordance herewith and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of shares of Series A Preferred Stock at the holder’s address as shown on the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based including a statement of: (i) the consideration received or to be received by the Company for any Additional Shares of Common Stock issued or sold or deemed to have been issued or sold; the Conversion Price at the time in effect for each series of Series A Preferred Stock; and the number of Additional Shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon conversion of the shares of Series A Preferred Stock.
          (j) NOTICES OF RECORD DATE. In the event of any taking by the Company of a record of the holders of any class or series of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any reclassification or recapitalization of the capital stock of the Company, any merger, consolidation or share exchange involving the Company, or any transfer of all or substantially all the assets of the Company to any other corporation, entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, the Company shall mail to each holder of shares of Series A Preferred Stock (other than any such holder who is also a holder of record, or the affiliate of a holder of record, of shares of Common Stock, or is a director or executive officer, or an affiliate of a director or executive officer, of the Company) at least 30 days prior to the record date specified therein, a notice specifying: the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution; the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective; and the time, if any is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.
          (k) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to the product of such fraction multiplied by the Conversion Price on the Conversion Date. Whether or

not the fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time converting into shares of Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
          (l) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series A Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series A Preferred Stock. As a condition precedent to the taking of any action which would cause an adjustment to the Conversion Price, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient in order that it may validly and legally issue the shares of its Common Stock issuable based upon such adjusted Conversion Price.
          (m) NOTICES. Any notice required or permitted by the provisions of this paragraph 3 to be given to the holder of shares of Series A Preferred Stock or the Company, respectively, shall be deemed given when personally delivered to such holder or the Company or five business days after the same has been deposited in the United States mail, first class postage prepaid and addressed to each holder of record at his address appearing on the books of the Company or the Company’s registered office in the state of Illinois, as the case may be, provided, however, that the written notice to be delivered to the Company by the holder of shares of Series A Preferred Stock in connection with the conversion of such stock shall be effective only upon actual receipt by the Company.
          (n) PAYMENT OF TAXES. The Company will pay all taxes and other governmental charges (other than taxes measured by the revenue or income of the holders of shares of Series A Preferred Stock) that may be imposed in respect of the issue or delivery of shares of Common Stock upon conversion of shares of Series A Preferred Stock.
          (o) NO DILUTION OR IMPAIRMENT. The Company shall not amend its Certificate of Incorporation or participate in any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, for the purpose of avoiding or seeking to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate to protect the conversion rights of the holders of shares of Series A Preferred Stock against dilution or other impairment.

          (p) DUTY TO MAKE FAIR ADJUSTMENTS IN CERTAIN CASES. If any event occurs as to which the other provisions of this paragraph 3 are not strictly applicable or if strictly applicable would not fairly protect the Conversion Rights of the holders of shares of Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as adequately to protect such Conversion Rights.
     4. VOTING RIGHTS. (a) The holders of each share of Series A Preferred Stock shall not be entitled to vote, except: (i) as required by law; (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with, the Series A Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company; and the holders of Series A Preferred Stock shall have full voting rights in the following situations: during any period of time when two dividend payments on shares of Series A Preferred Stock have accrued but have remained unpaid; upon conversion of the shares of Series A Preferred Stock into shares of Common Stock; and if the holders of Common Stock vote on a proposal to merge or otherwise enter into a transaction with a third party pursuant to which Union is not the surviving entity. In such event, the holder of shares of Series A Preferred Stock shall be entitled to notice of any holders’ meeting in accordance with the bylaws of the Company unless such holder is also a holder of record, or the affiliate of a holder of record, of shares of Common Stock, or is a director or executive officer, or an affiliate of a director or executive officer, of the Company, and shall be entitled to a number of votes equal to the number of full shares of Common Stock into which such shares of Series A Preferred Stock are fully convertible pursuant to paragraph 3 above, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited.
          (b) Notwithstanding anything contained herein to the contrary, the holders of Series A Preferred Stock shall vote as a separate class when required by law and to approve the matters set forth in Section 4(a)(ii). In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company’s certificate of incorporation or bylaws) of the Common Stock and of the voting rights provided in this Section for the Series A Preferred Stock, with each voting separately as a class, shall be necessary to approve such proposed action. In all other circumstances described in Section 4(a), the holders of Series A Preferred Stock shall vote with the holders of Common Stock and the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company’s certificate of incorporation or bylaws) of the Common Stock and of the voting rights provided in this Section for the Series A Preferred Stock, voting together as a single group, shall be necessary to approve such proposed action.
     5. LIQUIDATION. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series A Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any dividends whether or not declared or due which have accrued thereon through the date of such distribution, but which remain unpaid, before any payment or distribution shall be made on shares of Common Stock or any other securities issued by the Company, except that holders of shares of Series A Preferred Stock shall share pro rata in any such payment or distribution with the holders of Series B Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of Series A Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series A Preferred Stock and Series B Preferred Stock. After the payment to the holders of the shares of Series A Preferred Stock of the full amounts provided for in this paragraph, the holders of shares of Series A Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.
     6. INFORMATION RIGHTS. The holders of shares of Series A Preferred Stock shall be entitled to receive audited annual financial statements of the Company, as soon as such statements become available.

EXHIBIT 2
CERTIFICATE OF DESIGNATION
OF
SERIES B PREFERRED STOCK
OF
UNIONBANCORP, INC.
     1. DESIGNATION AND AMOUNT. The board of directors (the “Board”) of UnionBancorp, Inc., a Delaware corporation (the “Company”), has designated 1,092 shares of the Company’s authorized and unissued preferred stock as “Series B Preferred Stock,” has authorized such shares for issuance at a price of $1,000 per share (the “Series B Preferred Stock”) and has determined that no further shares of Series B Preferred Stock shall be issued.
     2. DIVIDENDS.
          (a) The holders of record of the then outstanding shares of Series B Preferred Stock shall be entitled to receive when, as and if declared by the Board out of any funds legally available therefor, cumulative dividends at the annual rate of $60.00 per share payable in four equal cash payments on the 20th day (or if not a business day, as defined below, on the next business day thereafter) of April, July, October and January commencing October, 1996, provided, however, that any such quarterly cash payment shall be prorated with respect to any shares of Series B Preferred Stock that were outstanding less than the total number of days in the calendar quarter immediately preceding any such payment date. The amount of any such prorated cash payment shall be computed on the basis of the actual number of days in any calendar quarter during which such shares of Series B Preferred Stock were outstanding. Each such dividend shall be payable to holders of record as they appear on the stock books of the Company on such record dates, not less than 10 and not more than 60 days preceding the dividend payment date, as shall be fixed by the Board. No dividends, other than those payable solely in the Company’s common stock, $1.00 par value (“Common Stock”), shall be paid during any fiscal year of the Company with respect to shares of Common Stock or any other security issued by the Company other than Series A until dividends in the total amount of $60.00 per share on Series B Preferred Stock shall have been paid. Such dividends shall accrue on each share of Series B Preferred Stock from the date of issuance and from day to day thereafter, whether or not earned or declared. Notwithstanding the foregoing, such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, the deficiency for any prior year and the amount owed in the current year shall first be fully paid before any dividend or other distribution shall be paid on or declared and set apart for the shares of Common Stock. A “business day” shall be deemed to be any day when trading of securities occurs on the New York Stock Exchange.

          (b) Unless full dividends on Series B Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart: (i) no dividend whatsoever whether in cash, securities or other property (other than a dividend payable solely in shares of Common Stock) shall be paid or declared and set aside for payment, and no distribution shall be made, on any shares of Common Stock or other class of preferred stock authorized after the date hereof except for the Series A Convertible Preferred Stock (the “Series A Preferred Stock”); and (ii) no shares of Common Stock or other class of preferred stock authorized after the date hereof except the Series A Preferred Stock shall be purchased, redeemed or otherwise acquired by the Company and no funds shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or other acquisition thereof without the approval of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock.
          (c) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (b) of this Section 2, purchase or otherwise acquire such shares at such time and such manner.
     3. REDEMPTION.
          (a) Each issued and outstanding share of Series B Preferred Stock may be redeemed at the option of the holder or his or her estate for cash as set forth below at any time after the first to occur of: (i) the death of the original holder of such share of Series B Preferred Stock; or (ii) the tenth anniversary of the original issuance of such share, in either case at a price of $1,000 per share, plus any accrued but unpaid dividends thereon whether or not declared, through the Redemption Date, as defined below (collectively, the “Redemption Price”).
          (b) Before any holder of shares of Series B Preferred Stock shall be entitled to redeem any such shares for cash, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent of Series B Preferred Stock or Common Stock, with a written notice that he elects to redeem the same and shall state therein the number of shares of Series B Preferred Stock being redeemed for cash and the name or names to whom such payment shall be made. The date the Company receives such surrendered certificates and written notice shall be deemed to be the Redemption Date. Thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be cancelled and retired.
          (c) If on the Redemption Date the Redemption Price is paid, then the dividends with respect to the shares of Series B Preferred Stock redeemed shall cease to accrue after the Redemption Date.

          (d) Notwithstanding anything contained in this paragraph 3(c) to the contrary, the Company shall not be obligated to redeem for cash any shares of Series B Preferred Stock if such redemption would cause the Company to be in violation of any statute, rule, order, regulation or agreement to which the Company is a party relating to minimum capital requirements. The Company shall use its best efforts promptly to remedy any such violation if the same has the effect of preventing the redemption of any shares of Series B Preferred Stock, and shall promptly complete the redemption of shares after such violation has been cured.
     4. VOTING RIGHTS.
          (a) The holders of each share of Series B Preferred Stock shall not be entitled to vote, except: (i) as required by law; and (ii) to approve the authorization or issuance of any shares of any class or series of stock which ranks senior or on a parity with, the Series B Preferred Stock in respect of dividends and distributions upon the dissolution, liquidation or winding up of the Company.
          (b) Notwithstanding anything contained herein to the contrary, the holders of Series B Preferred Stock shall vote as a separate class when required by law and to approve the matters set forth in Section 4(a)(ii). In such circumstances, the affirmative vote of the holders of a majority (or such greater percentage as may be required by law or the Company’s certificate of incorporation or bylaws) of the voting rights provided in this Section for the Series B Preferred Stock, voting separately as a class, shall be necessary to approve such proposed action by the holders of Series B Preferred Stock.
     5. LIQUIDATION. Upon the dissolution, liquidation or winding up of the Company, whether voluntary or involuntary, the holders of shares of Series B Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, the amount of $1,000 per share, plus any dividends whether or not declared or due which have accrued thereon through the date of such distribution, but which remain unpaid, before any payment or distribution shall be made on shares of Common Stock or any other securities issued by the Company, except that holders of shares of Series B Preferred Stock shall share pro rata in any such payment or distribution with the holders of Series A Preferred Stock. In the event the assets of the Company available for distribution to the holders of shares of Series B Preferred Stock upon any dissolution, liquidation or winding up of the Company shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to this paragraph, then all of the assets of the Company to be distributed shall be distributed ratably to the holders of Series B Preferred Stock and Series A Preferred Stock. After the payment to the holders of the shares of Series B Preferred Stock of the full amounts provided for in this paragraph, the holders of shares of Series B Preferred Stock as such shall have no right or claim to any of the remaining assets of the Company.

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